Exhibit 10.22
Non-Employee Directors’ Compensation for 2011
At its regularly scheduled meeting on December 7, 2010, the Board of Directors of Aqua America, Inc., upon the recommendation of its Executive Compensation Committee, approved the following directors’ compensation for 2011 for the non-employee directors of Aqua America, Inc.: (1) an annual cash retainer of $33,000; (2) an annual cash retainer for the Chair of the Executive Compensation Committee of $7,500; (3) an annual cash retainer for the Chair of the Audit Committee of $10,000; (4) an annual cash retainer for the Chair of the Corporate Governance Committee, who also serves as the lead independent directors, of $10,000; (5) a meeting fee of $1,500 for each meeting of the Board of Directors; (5) a meeting fee of $1,500 per meeting for meetings of the Board Committees; and (6) an annual stock grant to directors of $45,000, rounded to the nearest 100 shares payable on the first of the month following the Annual Meeting of Shareholders. All directors are reimbursed for reasonable expenses incurred in connection with attendance at Board or Committee meetings.